Exhibit 99.1
FOR IMMEDIATE RELEASE:

The Medicines Company Reports Second Quarter and First Half 2014 Results

Second Quarter Net Revenues Rise 6%, First Half Net Revenues Rise 10%; Company continues year-over-year growth in revenue

Company Reports Progress of Four Regulatory Applications for US and Europe

R&D Portfolio Progress

PARSIPPANY, NJ -- (MARKETWIRE) -- 07/23/2014 --The Medicines Company (NASDAQ: MDCO), a global company focused on saving lives, alleviating suffering, and contributing to the economics of healthcare by focusing on the world's leading acute/intensive care hospitals, today announced second quarter and first half results for 2014.

Financial highlights for the second quarter of 2014:

Worldwide net revenue increased by 6% to $183.8 million for the second quarter of 2014 from $172.8 million in the second quarter of 2013:

•
Worldwide Angiomax® (bivalirudin)/Angiox® (bivalirudin) revenue was up 8% to $163.1 million in 2014 from $151.2 million in 2013, driven by United States growth (up to $152.2 million in 2014 from $137.9 million in 2013).

•	Recothrom® Thrombin topical (recombinant) sales were $16.3 million in the US in the second quarter of 2014, as compared to $17.9 million in the second quarter of 2013.

•	Other products including Argatroban RTU, Cleviprex® (clevidipine), Minocin IV, the Tenaxis surgical sealant and injectable generics recorded sales in the second quarter of 2014 of $4.4 million.

Net loss for the second quarter of 2014 was $5.2 million, or $0.08 per share, compared with net income of $18.1 million, or $0.30 per share, for the second quarter of 2013.

Adjusted net income(1) for the second quarter of 2014 was $20.6 million, or $0.31 per share(1), compared to adjusted net income(1) of $29.2 million, or $0.50 per share(1), for the second quarter 2013.

During the second quarter of 2014, the Company completed the acquisition of Tenaxis Medical, Inc.

Financial highlights for the first half of 2014:

Worldwide net revenue increased by 10% to $361.0 million for the first half of 2014 from $328.6 million in the first half of 2013:

•	Worldwide Angiomax/Angiox revenue, which was up 8% to $318.8 million in 2014 from $294.0 million in 2013, driven by United States growth (up to $298.4 million in 2014 from $269.3 million in 2013).

•	Recothrom sales were $29.8 million in the US in the first half of 2014. Sales during the first half of 2013 were $26.5 million, after the Company licensed Recothrom in the US in February 2013.

•	Other products including Argatroban RTU, Cleviprex, Minocin IV, the Tenaxis surgical sealant and injectable generics recorded sales in the first half of 2014 of $12.4 million.

Net loss for the first half of 2014 was $10.2 million, or $0.16 per share, compared with net income of $6.5 million, or $0.11 per share, for the first half of 2013.

Adjusted net income(1) for the first half of 2014 was $42.7 million, or $0.64 per share(1), compared to adjusted net income(1) of $47.2 million, or $0.82 per share(1), for the first half 2013.

Portfolio Developments
The Company also reports progress with ongoing regulatory reviews for oritavancin, cangrelor, Raplixa (formerly known as Fibrocaps) and Ionsys, which if approved are anticipated to be launched in 2014 -16, in addition to the Tenaxis surgical sealant, Minocin IV and Cleviprex ex-US which have already secured regulatory approval.

Earlier stage R&D projects also made progress. Carbavance Phase III clinical trials are expected to begin enrollment as planned in second half of 2014. Two Phase I compounds - the reverse cholesterol transport agent ApoA1 Milano and the injectable anesthetic agent ABP700 successfully completed Phase I clinical trials during first half of 2014. In partnership with Alnylam Pharmaceuticals, Inc., the Company announced preclinical data for PCSK9 RNAi knockdown durability, with potential for dosing monthly or even quarterly - and anticipate submitting an IND in second half of 2015.

Glenn Sblendorio, President and Chief Financial Officer, stated, “In the second quarter we showed steady financial performance, made strides with our regulatory review projects, and are beginning to generate important new data with our R&D investments. With the completion of the acquisition of Tenaxis Medical in May, we have expanded our Surgery & Perioperative Care portfolio and can now address the full spectrum of hemostasis from tissue bleeding to vascular bleeding.”

“The second half of 2014 and 2015 promise to be exciting periods for our firm - we anticipate strong news flow led by a series of potential product approvals and launch activities,” said Clive Meanwell, Chairman and Chief Executive Officer.
(1) Adjusted net income and adjusted earnings per share are non-GAAP financial performance measures with no standardized definitions under US GAAP. For further information and a detailed reconciliation, refer to the Non-GAAP Financial Performance Measures and Reconciliations of GAAP to Adjusted Net income sections of this release for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts.

Conference Call Information
There will be a conference call with management today at 8:30 a.m. Eastern Time to discuss second quarter 2014 financial results, operational developments, and outlook. The conference call will be available via phone and webcast. The webcast can be accessed at www.themedicinescompany.com.
Domestic Dial In: +1 (877) 359-9508
International Dial In: +1 (224) 357-2393
Passcode for both dial in numbers: 68208610

Replay is available from 11:30 a.m. Eastern Time following the conference call through July 30, 2014. To hear a replay of the call dial +1 (855) 859-2056 (domestic) and +1 (404) 537-3406 (international). Passcode for both dial in numbers is 68208610.
NON-GAAP FINANCIAL PERFORMANCE MEASURES
In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted net income and adjusted earnings per share measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. Adjusted net income excludes upfront collaboration payments, amortization of acquired intangible assets and other charges, deal related charges, restructuring charges, stock-based compensation expense, changes in contingent consideration, arbitration award, development milestone payment, non-cash interest and net income tax adjustments. See the attached Reconciliations of GAAP to Adjusted Net Income and Adjusted Earnings Per Share for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts for the three and six months ended June 30, 2014 and June 30, 2013.
These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

About The Medicines Company
The Medicines Company's purpose is to save lives, alleviate suffering, and contribute to the economics of healthcare by focusing on 3,000 leading acute/intensive care hospitals worldwide. Its vision is to be a leading provider of solutions in three areas: acute cardiovascular care, surgery and perioperative care, and serious infectious disease care. The company operates in the Americas, Europe and the Middle East, and Asia Pacific regions with global centers today in Parsippany, NJ, USA and Zurich, Switzerland.
Forward Looking Statements
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" and "expects" and similar expressions, including the Company's preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company's ability to develop its global operations and penetrate foreign markets, whether the Company's products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, and such other factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed on May 12, 2014, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

Contact:
Neera Dahiya Ravindran, MD
The Medicines Company
Vice President, Investor Relations & Strategic Planning
+1 (973) 290-6044
neera.ravindran@themedco.com

The Medicines Company
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)	Three months ended June 30,
	2014	2013

Net revenue	$183,774	$172,826
Operating expenses:
Cost of revenue	85,687	63,938
Research and development	41,228	27,025
Selling, general and administrative	88,745	52,944
Total operating expenses	215,660	143,907

(Loss) income from operations	(31,886)	28,919
Co-promotion income	7,326	4,068
Interest expense	(3,892)	(3,704)
Other (expenses) income	(150)	605
(Loss) income before income taxes	(28,602)	29,888
Benefit (provision) for income taxes	23,428	(11,854)

Net (loss) income	(5,174)	18,034
Net loss attributable to non-controlling interest	17	60
Net (loss) income attributable to The Medicines Company	$(5,157)	$18,094

(Loss) earnings per common share attributable to The Medicines Company:
Basic	$(0.08)	$0.33
Diluted	$(0.08)	$0.30
Weighted average number of common shares outstanding:
Basic	64,400	55,553
Diluted	64,400	60,261

The Medicines Company
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)	Six months ended June 30,
	2014	2013

Net revenue	$361,009	$328,579
Operating expenses:
Cost of revenue	152,554	120,653
Research and development	72,324	85,221
Selling, general and administrative	153,266	116,426
Total operating expenses	378,144	322,300

(Loss) income from operations	(17,135)	6,279
Co-promotion income	13,346	7,818
Interest expense	(7,752)	(7,377)
Other income	29	803
(Loss) income before income taxes	(11,512)	7,523
Benefit (provision) for income taxes	1,333	(1,095)

Net (loss) income	(10,179)	6,428
Net loss attributable to non-controlling interest	26	93
Net (loss) income attributable to The Medicines Company	$(10,153)	$6,521

(Loss) earnings per common share attributable to The Medicines Company:
Basic	$(0.16)	$0.12
Diluted	$(0.16)	$0.11
Weighted average number of common shares outstanding:
Basic	64,277	54,804
Diluted	64,277	59,154

Balance Sheet Items
(in thousands)	June 30,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$368,270	$376,727
Total assets	$1,847,110	$1,741,282
Convertible senior notes (due 2017)	$241,304	$236,088
The Medicines Company stockholders' equity	$910,262	$892,161

The Medicines Company
Reconciliation of GAAP to Adjusted Net Income and Adjusted Earnings Per Share
(unaudited)

(in thousands, except per share data)		Three months ended June 30,		Six months ended June 30,
		2014	2013	2014	2013

Net (loss) income attributable to The Medicines Company - GAAP		$(5,157)	$18,094	$(10,153)	$6,521
Before tax adjustments:
Cost of revenue:
Stock based compensation expense	(1)	120	67	202	105
Amortization of acquired intangible assets and other charges	(2)	21,526	4,993	26,616	8,803
Restructuring charges	(3)	—	—	—	581
Research and development:
Stock based compensation expense	(1)	1,480	966	2,813	1,738
Restructuring charges	(3)	—	—	—	1,252
Upfront collaboration payments	(4)	—	—	—	25,000
Development milestone payment	(5)	8,429	—	8,429	—
Selling, general and administrative:
Stock based compensation expense	(1)	7,350	4,813	13,307	8,360
Amortization of acquired intangible assets	(2)	1,282	1,144	2,829	2,272
Restructuring charges	(3)	—	—	—	4,525
Change in contingent value rights	(5)	17,353	(5,283)	19,617	(5,648)
Expenses incurred for certain transactions	(6)	566	581	566	4,169
Arbitration reward	(8)	—	5,000	—	5,000
Other:
Non-cash interest expense	(9)	2,948	2,759	5,862	5,487
Net income tax adjustments	(10)	(35,310)	(3,900)	(27,392)	(20,938)
Net income attributable to The Medicines Company - Adjusted		$20,587	$29,234	$42,696	$47,227

Net income per share attributable to The Medicines Company - Adjusted
Basic		$0.32	$0.53	$0.66	$0.86
Diluted	(11)	$0.31	$0.50	$0.64	$0.82
Weighted average number of common shares outstanding:
Basic		64,400,000	55,553,000	64,277,000	54,804,000
Diluted - Adjusted	(11)	66,061,000	58,635,000	66,358,000	57,902,000
Explanation of Adjustments:
(1) Exclude share based compensation of $8,950 and $5,846 for three months ended June 30, 2014 and June 30, 2013 and $16,322 and $10,203 for six months ended June 30, 2014 and June 30, 2013.
(2) Exclude amortization of intangible assets and other charges resulting from transactions with Nycomed, CSL, APP, Teva, BMS, Rempex and Tenaxis.
(3) Exclude restructuring charges relating to headcount reduction of $6,358 for the six months ended June 30, 2013.
(4) Exclude upfront payments for research and development collaboration arrangements.
(5) Exclude development milestone payment for initiation of manufacturing scale up for MDCO-216.
(6) Exclude changes in contingent value rights due to shareholders of Targanta, Incline, ProFibrix, Rempex and Tenaxis.
(7) Exclude charges related to the acquisition of Incline and license of Recothrom during 2013 and acquisition of Tenaxis during 2014.
(8) Exclude one time arbitration award to Eagle.
(9) Exclude non-cash interest expense related to convertible senior notes.
(10) Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments.
(11) Reflects impact of note hedge transactions on outstanding diluted share amounts and net income per share associated with convertible senior notes.

In addition to the financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.